EXHIBIT 99.2

The Corporation posted record earnings in the fourth quarter, a 27.3% increase in net income during the fourth quarter of 2006 vs. 2005. Earnings per share increased to $0.29 per share for the three months ending December 31, 2006 compared to $0.23 for the same period in 2005.

Net interest income increased $1.9 million to $30.3 million for the twelve months ended December 31, 2006 compared to the same period during 2005. This increase is primarily due to improved yields on earning assets and partially due to loan growth of $18.1 million to $534.7 million for the 12 months ending December 31, 2006.

Other income increased $948,700 during the twelve months ended December 31, 2006. This is the result of a $1.5 million increase in 2006 on deposit service fees more than offsetting the one-time gain of $684,000 on the sale of the Corporation's ownership interest in Pulse Inc. in 2005.